Exhibit 99.1

For more information, please contact:

COMPANY Xin Ma, Chief Financial Officer SkyPeople Fruit Juice, Inc. Tel: China + 86 - 29-8837-7161 Email: oliver.x.ma@skypeoplefruitjuice.com Web: http://www.skypeoplefruitjuice.com	INVESTOR RELATIONS David Rudnick, Account Manager CCG Investor Relations Tel: US +1- 646-626-4172 Email: david.rudnick@ccgir.com Web: http://www.ccgir.com

SkyPeople Fruit Juice Announces Agreement
to Manufacture and Market Kiwi Products

XI’AN, China, April 8, 2013 /PRNewswire-Asia-FirstCall/ -- SkyPeople Fruit Juice, Inc. (NASDAQ: SPU - News) (“SkyPeople” or “the Company”), a producer of fruit juice concentrates, fruit juice beverages and other fruit-related products, announced today that SkyPeople Juice Group Co., Ltd., (“SkyPeople (China)”) a company organized under the laws of the People’s Republic of China and a 99.78%-owned subsidiary of the Company, entered into an Investment Agreement (the “Agreement”) with the Managing Committee of Mei County National Kiwi Fruit Wholesale Trading Center (the “Committee”). The Committee has been authorized by the People’s Government of Mei County to be in charge of the construction and administration of the Mei County National Kiwi Fruit Wholesale Trading Center for the development of production lines for the deep processing of kiwi products as well as the establishment of a trading zone for the marketing and distribution of kiwi goods (the “Project”) in Mei County, China.

“We are very pleased to announce this new agreement with the Committee.  Our further expansion into the kiwi fruit segment is based upon our belief that it represents a potentially high margin product and one that is becoming increasingly attractive to consumers.  The Project substantially increases our existing manufacturing scale for kiwi-related products and has the potential to capitalize upon the region’s large planting area for kiwi in China while strengthening a core product category for the company,” commented Mr. Hongke Xue, the Chief Executive Officer of SkyPeople.

Pursuant to the Agreement, the Company will develop production lines for kiwi puree, kiwi fruit juice, kiwi pectin, kiwi seed oil extraction and frozen specialty fruit and vegetable products, as well as supporting facilities for such production such as a food safety inspection center. The planned area for this part of the Project is 150 mu (approximately 24.7 acres) which the Company estimates will require a capital investment of RMB 294.3 million (approximately $47.5 million).

Pursuant to the Agreement, the Project will also include the development of a kiwi-related materials trading zone to include a trading mall, fruit trading shelter and fruit-related materials trading shelter with a planned area of 136 mu (approximately 22.4 acres). The Company estimates that this part of the Project will require a capital investment of RMB 151.3 million (approximately $24.4 million).  In addition, a land grant fee of RMB 0.3 million per mu will also be payable to account designated by the Committee in two installments following the closing of the Agreement between it and the Company.

Pursuant to the Agreement, the Committee will be responsible for the basic infrastructure surrounding the project land, such as the main water supply, main water drainage, main power supply, main roads, natural gas provision and communications network. The Committee and the Company will jointly work on several areas of common interest in executing the project. The Agreement is contingent upon certain other conditions being satisfied and the receipt of further governmental approvals.

SkyPeople’s decision to enter into the Project is consistent with its strategy to locate its manufacturing centers near fruit growing centers to optimize the utilization of fresh, high quality fruit while minimizing transportation costs. The Company plans to utilize its existing marketing infrastructure and distribution channels to sell the kiwi-related products developed via the Project.  SkyPeople plans to fund the costs of the Project, as well as associated working capital, using its current cash balances, expected future cash flow from operations and debt financing.

“SkyPeople is committed to creating fruit products that have strong long-term demand fundamentals where we can leverage our operating capabilities and utilize our marketing and distribution economies of scale. We believe that the agreement with the Government of Mei County will be of significant benefit to both parties and will generate a sound return on investment for the Company,” concluded Mr. Hongke Xue, CEO of SkyPeople.

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd. (“Pacific”), a Vanuatu company, and SkyPeople Juice International Holding (HK) Ltd., a company organized under the laws of Hong Kong Special Administrative Region of the People’s Republic of China and a wholly owned subsidiary of Pacific, holds 99.78% ownership interest in SkyPeople Juice Group Co., Ltd. (“SkyPeople (China)”). SkyPeople (China), together with its operating subsidiaries in China, is engaged in the production and sales of fruit juice concentrates, fruit beverages, and other fruit related products in the PRC and overseas markets. Its fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brands, “Hedetang” and “SkyPeople,” which are registered trademarks in the PRC, are positioned as high quality, healthy and nutritious end-use juice beverages. For more information, please visit http://www.skypeoplefruitjuice.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the People's Republic of China, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.